                                                                     EXHIBIT 5.1

                        Shaw Pittman Potts & Trowbridge
               A Partnership Including Professional Corporations
                               2300 N Street, NW
                             Washington, DC  20037


                                 April 19, 1999

Objective Communications, Inc.
50 International Drive
Portsmouth, NH  03801-2862

Ladies and Gentlemen:

    We have acted as counsel for Objective Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), with a maximum aggregate offering price of $_________ (the "Shares") and an option to purchase shares with a maximum aggregate offering price of $1,500,000 (the "Underwriter Option") pursuant to a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (No. 333-72429)(the "Registration Statement"). Of the Shares to be offered and sold, certain Shares are to be offered by the Company on a firm commitment underwritten basis (the "Primary Offering") and pursuant to a 45-day option granted by the Company to the underwriters of the Primary Offering solely to cover over-allotments, certain Shares are to be offered by stockholders of the Company from time to time (the "Bridge Selling Stockholders"), certain Shares are to be offered by convertible debenture holders of the Company from time to time after the automatic conversion of their convertible debentures into Common Stock upon the closing of the Primary Offering (the "Debenture Selling Stockholders") and certain Shares are to be offered by certain underwriters of the Primary Offering (the "Option Holders") for their own account upon exercise by them of the Underwriter Option.

    Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary, and upon the laws as presently in effect, we are of the opinion that:

    1. the Shares of Common Stock to be offered by the Company pursuant to the Registration Statement have been duly authorized for issuance by the Company and, upon issuance and delivery in accordance with the terms of the underwriting agreement referred to in the Registration Statement, will be validly issued, fully paid and non-assessable.

    2. the Shares of Common Stock to be offered by the Bridge Selling Stockholders pursuant to the Registration Statement have been duly authorized, were validly issued and are fully paid and non-assessable.

    3. the Shares of Common Stock to be offered by the Debenture Selling Stockholders pursuant to the Registration Statement have been duly authorized and, upon issuance by the Company in accordance with the terms of their respective agreements, will be validly issued, fully paid and nonassessable.

    4. the Shares of Common Stock to be offered by the Option Holders pursuant to the Registration Statement have been duly authorized and, upon issuance by the Company in accordance with the terms of the Underwriter Option, will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that constitutes part of the Registration Statement.

                                         Very truly yours,

                                         -------------------------------------
                                         Shaw Pittman Potts & Trowbridge